                                                                                                        EXHIBIT 12
                         APPALACHIAN POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
                                                                                                           Twelve
                                                                                                           Months
                                                                    Year Ended December 31,                Ended
                                                      1993       1994      1995      1996        1997      9/30/98
 Fixed Charges:
   Interest on First Mortgage Bonds. . . . . . . . $ 80,472   $ 75,815   $ 80,777  $ 82,082    $ 81,009    $ 74,898
   Interest on Other Long-term Debt. . . . . . . .   16,846     16,415     16,404    18,025      28,163      37,066
   Interest on Short-term Debt . . . . . . . . . .    1,615      3,366      5,119     3,639       4,569       4,955
   Miscellaneous Interest Charges. . . . . . . . .    2,954      3,913      5,323     7,327       6,857      10,469
   Estimated Interest Element in Lease Rentals . .    7,900      7,700      7,000     6,600       6,000       6,000
        Total Fixed Charges. . . . . . . . . . . . $109,787   $107,209   $114,623  $117,673    $126,598    $133,388

 Earnings:
   Net Income. . . . . . . . . . . . . . . . . . . $125,132   $102,345   $115,900  $133,689    $120,514    $115,668
   Plus Federal Income Taxes . . . . . . . . . . .   51,681     39,599     53,355    65,801      54,835      52,440
   Plus State Income Taxes . . . . . . . . . . . .    8,887      5,910      7,273    10,180       8,109       7,480
   Plus Fixed Charges (as above) . . . . . . . . .  109,787    107,209    114,623   117,673     126,598     133,388
        Total Earnings . . . . . . . . . . . . . . $295,487   $255,063   $291,151  $327,343    $310,056    $308,796

 Ratio of Earnings to Fixed Charges. . . . . . . .     2.69       2.37       2.54      2.78        2.44        2.31